CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 29, 2008
AND FEBRUARY 28, 2007
(UNAUDITED)

PricewaterhouseCoopers LLP
Chartered Accountants
One Lombard Place, Suite 2300
Winnipeg, Manitoba
Canada R3B 0X6
Telephone +1 (204) 926 2400
Facsimile +1 (204) 944 1020
April 10, 2008

To the Audit Committee of Canwest Media Inc.

In accordance with our engagement letter dated August 16, 2007, we have reviewed the accompanying interim consolidated balance sheet of Canwest Media Inc. (the “Company”) as at February 29, 2008 and the related interim consolidated statements of earnings (loss), retained earnings and cash flows for the three and six month periods ended February 29, 2008 and February 28, 2007.  These interim consolidated financial statements are the responsibility of the Company’s management.

We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity’s auditor.  Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters.  An interim review is substantially less in scope than an audit, whose objective is the expression of an opinion regarding the interim financial statements; accordingly, we do not express such an opinion.  An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these interim consolidated financial statements to be in accordance with Canadian generally accepted accounting principles.

The accompanying balance sheet as at August 31, 2007 is a reproduction of the balance sheet from the complete financial statements of the Company, as at August 31, 2007 and for the year then ended, on which we expressed an opinion without reservation in our report dated November 2, 2007.  The fair reproduction on the complete balance sheet is the responsibility of management.  Our responsibility is to report on the balance sheet.  In our opinion, the accompanying balance sheet as at August 31, 2007 is appropriately reproduced.

This report is solely for the use of the Audit Committee of the Company to assist it in discharging its regulatory obligation to review these interim consolidated financial statements, and should not be used for any other purpose.  Any use that a third party makes of this report, or any reliance or decisions made based on it, are the responsibility of such third parties.  We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this report.

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(UNAUDITED)
(In thousands of Canadian dollars except as otherwise noted)

	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007 (Revised note 9)	2008	2007 (Revised note 9)

Revenue	701,875	643,683	1,569,614	1,448,540
Operating expenses	393,105	365,248	811,528	762,121
Selling, general and administrative expenses	211,915	198,451	427,670	397,935
Restructuring expenses (note 5)	4,611	-	16,256	-
	92,244	79,984	314,160	288,484
Amortization of intangibles	2,217	1,485	4,648	2,523
Amortization of property and equipment	28,361	23,577	53,124	45,451
Other amortization	339	426	632	997
Operating income	61,327	54,496	255,756	239,513
Interest expense	(77,582)	(43,326)	(159,841)	(85,374)
Accretion of long term liabilities (note 8)	(24,197)	-	(48,078)	-
Interest income (note 4)	3,416	829	19,789	2,409
Amortization of deferred financing costs	-	(1,467)	-	(3,878)
Interest rate and foreign currency swap gains (losses)	(13,171)	12,221	(40,930)	21,000
Foreign exchange gains (losses) (note 4)	(1,808)	3,819	4,273	6,696
Investment gains, losses and write-downs	(24)	707	(85)	717
	(52,039)	27,279	30,884	181,083
Provision for (recovery of) income taxes (note 6)	(10,172)	6,541	25,030	59,867
Earnings (loss) before the following	(41,867)	20,738	5,854	121,216
Minority interest	(10,167)	(16,258)	(38,846)	(57,437)
Interest in earnings of equity accounted affiliates (note 4)	19,741	958	39,577	1,321
Realized currency translation adjustments	(1,062)	1,025	(1,062)	600
Net earnings (loss) from continuing operations	(33,355)	6,463	5,523	65,700
Earnings from discontinued operations (note 9)	-	1,708	-	8,793
Net earnings (loss) for the period	(33,355)	8,171	5,523	74,493

The notes constitute an integral part of the consolidated financial statements.

 CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands of Canadian dollars)
	As at February 29,	As at August 31,
	2008	2007
ASSETS
Current Assets
Cash	86,542	136,614
Accounts receivable	583,204	492,597
Inventory	8,506	8,907
Investment in broadcast rights	369,584	169,614
Future income taxes	26,016	16,824
Other current assets	29,325	45,035
	1,103,177	869,591
Other investments (note 4)	38,758	1,534,920
Investment in broadcast rights	231,930	39,001
Due from parent and affiliated companies (note 13)	55,692	55,947
Property and equipment	692,329	667,228
Future income taxes	334,252	186,803
Other assets	48,883	93,436
Intangible assets (note 3)	2,166,585	1,287,962
Goodwill (note 3)	2,880,872	2,336,735
	7,552,478	7,071,623
LIABILITIES
Current Liabilities
Bank indebtedness	4,514	-
Accounts payable	137,410	214,956
Accrued liabilities	344,565	331,228
Income taxes payable	53,276	59,658
Broadcast rights payable	182,067	65,980
Deferred revenue	45,104	42,167
Future income taxes	54,361	38,153
Current portion of long term debt and obligations under capital leases	255,310	11,045
Current portion of hedging derivative instruments	38,109	-
Current portion of derivative instruments	28,211	4,805
	1,142,927	767,992
Long term debt (note 7)	2,997,639	3,589,947
Hedging derivative instruments	381,062	-
Derivative instruments	153,500	147,131
Obligations under capital leases	9,847	11,381
Other long term liabilities	248,236	189,070
Future income taxes	169,671	105,530
Deferred gain (note 6)	168,632	-
Puttable interest in subsidiary (note 8)	530,424	483,568
Minority interest	89,133	45,682
	5,891,071	5,340,301
Contingencies (note 15)
SHAREHOLDERS’ EQUITY
Capital stock	438,838	438,838
Contributed surplus	132,953	132,953

Retained earnings	1,169,893	1,165,316
Accumulated other comprehensive loss (notes 2 and 10)	(80,277)	(5,785)
	1,089,616	1,159,531
	1,661,407	1,731,322
	7,552,478	7,071,623

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net earnings (loss) for the period	(33,355)	8,171	5,523	74,493
Other comprehensive income
Unrealized foreign currency translation gains (losses) on net assets of self-sustaining foreign operations	(1,878)	3,884	(1,421)	12,325
Realized foreign currency translation losses (gains) on net assets of self-sustaining foreign operations	1,062	(1,025)	1,062	(600)
Foreign currency translation adjustment	(816)	2,859	(359)	11,725
Change in fair value of derivative instruments designated as cash flow hedges (net of tax of three months – $7.7 million six months – $15.6 million)	(18,987)	-	(35,723)	-
Unrealized loss on available-for-sale investment (net of tax of nil) (note 10)	(6,653)	-	(15,023)	-
Comprehensive income for the period	(59,811)	11,030	(45,582)	86,218

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(UNAUDITED)
(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Retained earnings - beginning of period	1,203,248	950,527	1,165,316	884,205
Adoption of new accounting policies, net of tax of $0.5 million (note 2)	-	-	(946)	-
	1,203,248	950,527	1,164,370	884,205

Net earnings (loss) for the period	(33,355)	8,171	5,523	74,493

Retained earnings - end of period	1,169,893	958,698	1,169,893	958,698

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007 (Revised note 9)	2008	2007 (Revised note 9)
CASH GENERATED (UTILIZED) BY:
OPERATING ACTIVITIES
Net earnings (loss) for the period	(33,355)	8,171	5,523	74,493
Earnings from discontinued operations	-	(1,708)	-	(8,793)
Items not affecting cash
Amortization	30,917	26,955	58,404	52,849
Non-cash interest expense (income)	9,668	(955)	14,267	(1,903)
Accretion of long term liabilities	24,197		48,078
Future income taxes	192	2,251	8,483	21,588
Realized currency translation adjustments	1,062	(1,025)	1,062	(600)
Interest rate and foreign currency swap losses (gains), net of settlements	10,686	(12,593)	25,940	(19,989)
Investment gains, losses and write-downs	24	(707)	85	(717)
Pension expense in excess of (less than) employercontributions	977	(1,130)	2,357	1,257
Minority interest	10,167	16,258	38,846	57,437
Earnings from equity accounted affiliates	(19,741)	(958)	(39,577)	(1,321)
Foreign exchange gains	(1,365)	(3,277)	(9,264)	(5,802)
Stock based compensation expense (note 11)	769	1,239	1,527	2,054
	34,198	32,521	155,731	170,553
Changes in non-cash operating accounts	9,188	74,877	(137,623)	(91,991)
Cash flows from operating activities of continuing operations	43,386	107,398	18,108	78,562
Cash flows from operating activities of discontinued operations	-	7,609	-	24,046
Cash flows from operating activities	43,386	115,007	18,108	102,608

INVESTING ACTIVITIES
Other investments	(58)	(4,083)	(4,703)	(5,570)
Investment in broadcast licences	-	(280)	-	(618)
Acquisitions (note 2)	-	(33,366)	-	(42,160)
Payment of acquisition costs	(1,876)	-	(27,477)	-
Cash from equity accounted affiliates (note 4)	45,595	-	45,595	-
Proceeds from sales of other investments		9,428	-	9,428
Proceeds from sales of property and equipment	17	1,440	28	2,316
Purchase of property and equipment	(27,775)	(28,693)	(55,719)	(47,587)
Advances to parent and affiliated companies (note 13)	(28)	(533)	(1,272)	(904)
Investing activities from discontinued operations	-	(907)	-	(3,757)
	15,875	(56,994)	(43,548)	(88,852)
FINANCING ACTIVITIES
Repayment of long term debt	(2,437)	(292)	(3,687)	(292)
Advances (repayments) of revolving facilities, net of financing costs	(42,703)	86,763	15,402	(76,032)
Increase (decrease) in bank indebtedness	4,515	(16,792)	4,515	-
Swap recouponing payments	-	-	(5,000)	-
Payments of capital leases	(206)	(141)	(1,550)	(1,302)
Payment of distributions to minority interest	(35,889)	(46,274)	(36,679)	(59,160)
Financing activities from discontinued operations	-	(7,272)	-	(15,997)
	(76,720)	15,992	(26,999)	(152,783)
Foreign exchange gain on cash denominated in foreigncurrencies	1,110	726	2,367	2,168
Net change in cash	(16,349)	74,731	(50,072)	(136,859)
Cash – beginning of period	102,891	71,784	136,614	283,374
Cash – end of period	86,542	146,515	86,542	146,515

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.
(formerly CANWEST MEDIAWORKS INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007
(UNAUDITED)
(In thousands of Canadian dollars except as otherwise noted)

1.           SIGNIFICANT ACCOUNTING POLICIES

In January 2008, CanWest MediaWorks Inc. was renamed Canwest Media Inc. Canwest Media Inc. (“the Company”) and its predecessor companies are wholly-owned subsidiaries of Canwest Global Communications Corp. (“Canwest”). The Company is an international media company with interests in conventional television, specialty cable channels, out-of-home advertising, publications and websites in Canada, Australia, Turkey, the United Kingdom and the United States.  The Company’s operating segments include television, publishing, radio and out-of-home advertising.  The Canadian television segment includes the operation of the Global Television Network, E! Network, TVtropolis and 6 Canadian specialty television channels.  The Company holds a 67% voting interest and a 35% equity interest in CW Investments Co. (“CW Investments”), the parent of CW Media Holdings Inc. (“CW Media”), which indirectly holds interests in 18 Canadian specialty television channels and is presented as the CW Media segment.  The Company consolidates 100% of CW Investments as the 65% equity interest held by Goldman Sachs Capital Partners (“Goldman Sachs”) is classified as a financial liability (“Puttable interest in a subsidiary”).  Certain operations held by CW Media were held in trust and operated by a trustee until the Canadian Radio-television and Telecommunications Commission (“CRTC”) approved the transfer of effective control of the trust assets to CW Investments subject to certain conditions which were subsequently satisfied on December 20, 2007.  Accordingly, the Company has consolidated the results of these operations since December 21, 2007.  While in trust, these entities were accounted using the equity method of accounting whereby the investment is initially recorded at cost and the carrying value is adjusted for post acquisition earnings.  The Australian television segment includes Ten Network Holdings Limited’s (“Ten Holdings”) Ten Television Network (“Network Ten”). The publishing segment includes the publication of a number of newspapers and magazines, including metropolitan daily newspapers, the National Post and The New Republic, as well as operation of the canada.com web portal and other web-based operations.  The Turkey radio segment is comprised of four radio stations: Super FM, Metro FM, Joy FM and Joy Turk FM. The United Kingdom radio segment is comprised of a radio station, in each of the Solent, Bristol and Aberdeen regions.  The out-of-home advertising segment includes Eye Corp Pty Limited (“Eye Corp”), an out-of-home advertising operation which is indirectly wholly owned by Ten Holdings. The Company holds an approximate 56% equity interest in Ten Holdings.

The Company’s television and radio broadcast revenues includes advertising revenue from a customer base that is comprised primarily of large advertising agencies, which place advertisements with the Company on behalf of their customers.  In addition, the Company’s specialty television revenues include subscription revenues which are derived from a variety of sources.  Publishing revenues include advertising, circulation and subscriptions which are derived from a variety of sources. The Company’s advertising revenues are seasonal.  Revenues and accounts receivable are highest in the first and third quarters, while expenses are relatively constant throughout the year.

A summary of the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada for interim financial statements and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the results of the interim periods presented.  However, these interim financial statements do not include all of the information and disclosures required for annual financial statements.  The accounting policies used in the preparation of these interim financial statements are the same as those used in the most recent annual financial statements except for the accounting policy changes disclosed in note 2.  These interim statements should be read in conjunction with the most recent annual financial statements of the Company.  All amounts are expressed in Canadian dollars unless otherwise noted.

Reclassification of prior year amounts

Certain prior year amounts have been reclassified to conform with the financial statement presentation adopted in the current year.

2.	Accounting Changes

On September 1, 2007, the Company adopted CICA 1530, “Comprehensive Income”, 3251, “Equity”, 3855, “Financial Instruments – Recognition and Measurement”, 3861, “Financial Instruments – Disclosure and Presentation” and 3865, “Hedges”.  The adoption of these new standards resulted in changes in accounting for financial instruments as well as the recognition of certain transition adjustments that have been recorded in opening accumulated other comprehensive income (“AOCI”).   The Company adopted these standards at the beginning of the year retroactively and in accordance with the transitional provisions, the prior period balances have not been restated except for the presentation of the currency translation account.  The principal changes in the accounting for financial instruments due to the adoption of these accounting standards are described below.

Comprehensive Income

Section 1530 introduces comprehensive income, which represents the change in an entity’s net assets that results from transactions, events and circumstances related to sources other than the entity’s shareholders.  Comprehensive income consists of net earnings and other comprehensive income (“OCI”).  OCI comprises revenue, expenses, gains and losses that in accordance with GAAP are recognized in comprehensive income, but excluded from net income such as unrealized gains and losses on available-for-sale investments; unrealized gains and losses on self sustaining foreign operations and the effective portion of gains and losses on derivatives designated as cash flow hedges.

Equity

Section 3251 describes the changes in how to report and disclose equity and changes in equity as a result of the new requirements of Section 1530. Upon adoption of these standards, the Company has presented consolidated statements of comprehensive income for changes in these items during the period.  Cumulative changes in OCI are included in AOCI which is presented as a new category within the Company’s equity on its consolidated balance sheets (note 10).

Financial Instruments – Recognition and Measurement and Financial Instruments – Disclosure and Presentation

These new standards prescribe when a financial instrument is to be recognized and derecognized from the balance sheet and at what amount these financial instruments should be recognized.  It also specifies how financial instrument gains and losses are accounted for.  Under these new standards, all financial assets are classified as held-for-trading, held-to-maturity, loans and receivables or available-for-sale and all financial liabilities must be classified as held-for-trading or other financial liabilities.  In addition, an entity has the option to designate certain financial assets or liabilities as held-for-trading or financial assets as available-for-sale on initial recognition or upon adoption of these standards, even if the financial instrument was not acquired or incurred for the purpose of selling or repurchasing it in the near term.

All financial instruments are required to be measured at fair value on initial recognition except for certain related party transactions.  After initial recognition, financial instruments should be measured at their fair values, except for financial assets classified as held-to-maturity or loans and receivables and other financial liabilities, which are measured at amortized cost using the effective interest method.  Financial assets classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.  Amortization related to financial assets classified as held-to-maturity or loans and receivables and other financial liabilities is recorded in net earnings using the effective interest method.  Gains and losses related to financial assets and financial liabilities classified as held-for-trading are recorded in net earnings in the period in which they arise.  If a financial asset is classified as available-for-sale, the cumulative unrealized gain or loss is recognized in AOCI and recognized in net earnings upon the sale or other-than-temporary impairment.

Upon adoption, the Company’s financial assets and financial liabilities were classified as follows:

•	Cash is classified as held-for-trading. Changes in fair value for the period related to foreign exchange translation are recorded as foreign exchange gains (losses) in net earnings.

•
Accounts and other receivables are considered loans and receivables and are initially recorded at fair value and subsequently measured at amortized cost.  Due from related parties and advances to regulated entities are initially recorded at carrying amount or exchange amount, as appropriate, and are subsequently recorded at amortized cost.  Interest income is recorded in net earnings, as applicable.

•
Portfolio investments are classified as available-for-sale.  Accordingly, as at September 1, 2007, investments were decreased by $2.4 million and opening AOCI decreased by $2.4 million, net of future income taxes of nil, to recognize investments at fair value at transition. The Company applies trade date accounting for these investments.  Accordingly, portfolio investments are recognized by the Company on the day the Company commits to purchase and derecognized on the day the Company commits to sell.  Changes in fair value for the period are recorded in other comprehensive income.

•
Revolving credit facilities, bank indebtedness, accounts payable and accrued liabilities, broadcast rights payable, long term debt and puttable interest in subsidiary are considered other financial liabilities and are initially recorded at fair value and subsequently measured at amortized cost.  Interest expense is recorded in net earnings, as applicable.

The fair value of the short term financial assets and liabilities, which include accounts and other receivables, bank indebtedness, accounts payable, accrued liabilities, broadcast rights payable, approximates their carrying value due to the short term nature of these financial assets and liabilities.

The fair values of portfolio investments with a quoted market price and traded in an active market are based on the closing quoted market price.  Such investments had a carrying value of $25.5 million (August 31, 2007 – $42.9 million) and a fair value of $25.5 million (August 31, 2007 – $40.6 million).  The carrying value of portfolio investments in private companies is $5.8 million (August 31, 2007 – $4.0 million) and a fair value of $7.0 million (August 31, 2007 – $4.0 million).  The fair values of these investments are based on the most recent purchase transactions or comparable valuations.

The fair value of long term debt is estimated by discounting future cash flows using currently available rates for debt of similar terms and maturity or using market values for publicly traded debt.  Long term debt has a carrying value of $3,250.8 million (August 31, 2007 – $3,427.7 million) and a fair value of $3,205.7 million (August 31, 2007 – $3,367.9 million).

The fair value of other long term liabilities, including broadcast rights payable, approximate their carrying value.

The fair value of derivative instruments are based on the amount at which they could be settled based on estimated current market rates.  The derivative instruments had a carrying value of $591.5 million (August 31, 2007 – $318.5 million) and a fair value of $591.5 million (August 31, 2007 – $417.2 million).

The new standards require all derivative financial instruments to be measured at fair value on the consolidated balance sheet, even when they are part of an effective hedging relationship.  An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is bifurcated from the host contract and accounted for as a derivative in the consolidated balance sheet, and measured at fair value.  Upon adoption, entities have the option to recognize as an asset or liability all embedded derivative instruments that are required to be bifurcated from their host contracts or to select the beginning of a fiscal year ending no later than March 31, 2004 as its transition date for embedded derivatives.  The Company has selected September 1, 2002 as its transition date for embedded derivatives. As at September 1, 2007, the Company determined that it does not have any material outstanding contracts or financial instruments with embedded derivatives that require bifurcation.

Transaction costs are expensed as incurred for financial instruments classified or designated as held for trading.  For other financial instruments, transaction costs are included with the related financial instrument on initial recognition and amortized using the effective interest rate method.  On September 1, 2007, transaction costs consisted of debt issuance costs of $57.4 million which have been reclassified as a reduction of the related long term debt.  Accordingly, other assets were decreased by $55.5 million and long-term debt was decreased by $57.4 million and opening retained earnings was decreased by $1.3 million, net of future income taxes of $0.6 million, to account for the measurement difference upon adoption of the effective interest rate method.

Hedges

Section 3865 provides alternative treatments to Section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes.  It replaces and expands on Accounting Guideline 13 “Hedging Relationships”, and the hedging guidance in Section 1651 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied.

The Company has various derivative contracts outstanding, to manage interest rate and foreign currency risks, where there is corresponding debt outstanding that qualifies for hedge accounting under the provisions of Section 3865.  The Company has designated certain of these hedging relationships as cash flow hedges and certain of these hedging relationships as fair value hedges, as appropriate.  The Company uses these derivatives to manage the interest rate and foreign exchange risks associated with the related debt instruments.

Cash flow hedges

In a cash flow hedge, the effective portion of the change in fair value of foreign currency and interest rate swaps is recognized in OCI and reclassified to net earnings during the periods when the variability of the cash flows of the hedged items affects net earnings.  Cash flow hedges, in an effective designated relationship, are recorded on the balance sheet as Hedging derivative instruments and cash flows are classified in the same categories as the hedged item.  The ineffective portion is recognized in net earnings as interest expense.  When payments are made on the underlying instruments, the realized portions of the amounts previously recognized in AOCI are reclassified to interest expense.  When the hedging item ceases as a result of maturity, termination or cancellation then, the amounts previously recognized in AOCI are reclassified to net earnings during the periods when the variability in the cash flows of the hedged items affects net earnings.  Gains and losses on the foreign currency and interest rate swaps are reclassified immediately to net earnings when the hedged items are extinguished.  On adoption, as at September 1, 2007, Hedging derivative instruments were increased by $48.5 million, long term debt was decreased by $17.6 million, future income taxes were decreased by $9.9 million and opening AOCI was decreased by $21.0 million, to measure the foreign currency and interest rate swaps at fair value on the consolidated balance sheet and the effective portion of the hedging relationship in AOCI.

During the three and six months ended February 29, 2008, $21.3 million and $93.9 million, respectively, was reclassified to the income statement from AOCI, representing foreign exchange losses on the notional amounts of the cash flow hedging derivatives.  These amounts were offset by foreign exchange gains recognized on the related U.S. dollar denominated long term debt.

During the three and six months ended February 29, 2008, the Company reclassified $1.9 million and $2.5 million, respectively, from accumulated other comprehensive income to net earnings.  This amount has been recorded as a charge to interest expense and represents the effect of the swaps on the Company’s interest expense.

Fair value hedges

The changes in fair value of fair value hedging derivatives are recorded in interest rate and foreign currency swap gains (losses) in the statement of net earnings.  In addition, the changes in the fair value of the hedged risks (“basis adjustment”) of the hedged instrument are also recorded in interest rate and foreign currency swap gains (losses).  The Company amortizes the basis adjustment when the hedged item ceases to be subject to a basis adjustment. Fair value hedges, in an effective designated relationship, are recorded on the balance sheet as Hedging derivative instruments and cash flows are classified in the same categories as the hedged item.

As at September 1, 2007, Hedging derivative instruments were increased by $223.4 million, long term debt was decreased by $220.1 million related to the basis adjustment, future income taxes were decreased by $1.0 million and opening retained earnings was decreased by $2.3 million relating to the cumulative ineffectiveness of the fair value hedges.

During the six months ended February 29, 2008, the Company has decreased the Hedging derivative instruments by $3.5 million, increased long term debt by $3.9 million related to the basis adjustment and with a corresponding charge to interest rate and foreign currency swap gains (losses) of $0.4 million.

Impact upon adoption of new accounting standards

The following is a summary of the transition adjustments recorded in opening retained earnings, AOCI and the balance sheet related to the adoption of these new accounting standards as at September 1, 2007.

Retained Earnings	Increase (decrease)
Change in accounting policies for hedge accounting, net of income taxes of $1.1 million	(2,292)
Adjustment related to accounting for transaction costs, net of income taxes of $0.6 million	1,346
(946)

Accumulated Other Comprehensive Loss
Unrealized loss on available-for-sale investments, net of income tax of nil	(2,361)
Effective portion of unrealized loss on derivative instruments designated as cash flow hedges, net of tax of $9.9 million	(21,026)
(23,387)

Balance Sheet
Other investments	(2,361)
Other assets	(55,492)
(57,853)
Long term debt	(295,068)
Hedging derivative instruments	271,891
Future income tax liabilities	(10,343)
(33,520)
(24,333)

Proposed Accounting Changes

Capital Disclosures

During 2006, the Accounting Standards Board (“AcSB”) issued CICA 1535, “Capital Disclosures”.  CICA 1535 requires that a company disclose information that enables users of its financial statements to evaluate its objectives, policies and procedures for managing capital including disclosures of any externally imposed capital requirements and the consequences for non-compliance.  The Company plans to, and must, apply the new standard effective September 1, 2008.  The Company is currently considering the impacts of the adoption of such standards.

Inventories

The AcSB issued CICA 3031, “Inventories”, which the Company must apply for its fiscal year beginning on September 1, 2008.  CICA 3031 prescribes the measurement of inventories at the lower of cost and net realizable value, with guidance on the determination of cost including allocation of overheads and other costs to inventory.  Reversals of previous write-downs to net realizable value are permitted when there is a subsequent increase in the value of inventories.  The Company plans to, and must, apply the new standard effective September 1, 2008.  The Company does not expect the adoption of such standard to have a significant impact.

Financial Instrument Disclosures and Presentation

The AcSB issued CICA 3862, “Financial Instrument –Disclosures” and CICA 3863, “Financial Instruments – Presentation”, which the Company must apply for its fiscal year beginning on September 1, 2008.  CICA 3862 revises and enhances the current disclosure requirement related to financial instruments.  The additional disclosures include disclosures relating to the designation of each financial asset, assets held for trading, assets pledged for liabilities or contingent liabilities, allowance for credit losses, where an instrument has both liability and equity components and multiple embedded derivatives, accounting policies and the basis of measurement used in preparing the financial statements and qualitative and quantitative disclosures related to risks arising from financial instruments.  CICA 3863 revises the current presentation of financial instruments and non-financial derivatives.  CICA 3863 addresses the classification of financial instruments between liabilities and equity, the classification of related interest, dividends, losses and gains and circumstances in which financial assets and liabilities are offset.  The Company plans to, and must, apply these new standards effective September 1, 2008.  The Company is currently considering the impacts of the adoption of such standards.

Goodwill and Intangible assets

The AcSB issued CICA 3064, “Goodwill and Intangible assets”, which the Company must apply for its fiscal year beginning on September 1, 2009.  CICA 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. CICA 3064 expands on the criteria when intangible assets can be recognized.  CICA 3064 applies to internally generated intangible assets such as research and development activities and rights under licensing agreements.  The section also indicates that expenditures not meeting the recognition criteria of intangible assets are expensed as incurred.  The Company plans to, and must, apply these new standards effective September 1, 2009.  The Company is currently considering the impacts of the adoption of such standard.

3.           ACQUISITIONS AND DIVESTITURES

Acquisitions

(a)
On August 15, 2007, the Company and Goldman Sachs completed the acquisition of Alliance Atlantis.  Concurrent with the completion of the acquisition, Alliance Atlantis’ broadcast, entertainment and movie distribution businesses were reorganized.  The Company does not have any continuing interest in the entertainment or movie distribution businesses.

As agreed between the Company and Goldman Sachs, the purchase price allocated to the broadcast business was $1,487 million, including transaction costs of $57 million.  The acquisition was financed through the Company’s investment of $262 million for its 35% equity interest, Goldman Sachs’ contribution of $481 million in exchange for its puttable interest and debt financing of $767 million, net of debt issuance costs of $23 million.  CW Media, a wholly owned subsidiary of CW Investments operates the acquired broadcast business which primarily consists of 18 specialty television channels in Canada.

The Company has, subject to regulatory approval, committed to combine its Canadian Television operations with CW Media operations (together being “Combined Operations”) prior to September 30, 2011.  In 2011, the Company’s and Goldman Sachs’ economic interest in the Combined Operations will be determined based on a formula which is based on the combined segment operating profit of CW Media and Canwest’s Canadian Television operations.

The acquisition was accounted for using the purchase method.  As such, the results of operations reflect revenue and expenses of the non-regulated assets since the date of acquisition and the regulated assets from December 21, 2007.  The Company’s equity earnings include the net earnings of the regulated assets of the acquired operations from the date of acquisition to December 20, 2007.  A summary of the preliminary fair value of the assets and liabilities acquired at August 15, 2007 is as follows:

Cash	82,744
Current assets	219,945
Property and equipment	39,263
Portfolio investments	46,506
Non-current assets	151,733
Goodwill	868,900
Intangible assets	551,245
Current liabilities	(215,539)
Non-current liabilities	(257,972)
1,486,825
Funding provided by:
Cash	262,300
Puttable interest in subsidiary	480,787
Debt, net of debt issuance costs	766,668
Less financing raised in excess of purchase price (1)	(22,930)
1,486,825
 (1)  The investors provided funding in excess of the purchase price to fund costs related to acquisition and restructuring.

The Company continues to finalize a plan to provide termination benefits to certain employees of the acquired business and accrued $17.6 million relating to these termination benefits as part of the purchase price.  The Company expects to finalize this plan in the near term.  The Company made payments of $11.7 million in the six months ending February 29, 2008 and $2.3 million in the period ended August 31, 2007 which have been applied against the termination benefit accrual. Included in accounts payable and accrued liabilities at February 29, 2008 is $3.6 million relating to these termination benefits.  The Company also continues to finalize its valuation of certain current and non-current assets that were held in trust and expects to finalize these valuations in the near term.  Such changes may result in material adjustments to the purchase price allocation.  Intangible assets are comprised of broadcast licences and brands of $837.9 million and $31.0 million.  These assets have indefinite lives and as a result are not subject to amortization.  The goodwill is not deductible for tax purposes.

In connection with the acquisition, the Company is required to spend $151.2 million on initiatives that will benefit the Canadian broadcasting industry over a period of seven years. This obligation is carried at fair value, being the sum of discounted future cash flows using a rate of 8%. The fair value of this obligation in the amount of $113.3 million has been included in Other long term liabilities of which $7.3 million has been classified as current.

(b)
On July 10, 2007, Canwest Limited Partnership (“Limited Partnership”) redeemed its Class A partnership units, representing the 25.8% minority interest, for cash consideration of $495 million plus acquisition costs of $2 million. The acquisition was accounted for as a step purchase.  The fair value of acquired assets exceeded the cost of the transaction and, accordingly, the excess was allocated on a pro-rata basis as a reduction in the amount of non-monetary assets acquired.  As a result of the transaction, property and equipment was decreased by $7 million, circulation, subscribers and other customer relationships were increased by $49 million, newspaper mastheads were increased by $77 million, pension and post retirement liabilities were increased by $22 million and future tax liabilities were increased by $18 million.

(c)	During fiscal 2007, the Company acquired the following three enterprises for aggregate cost of $44.5 million, which was paid primarily in cash:

•	Ultimate Media Group, an out-of-home advertising company in Australia, for cash consideration of $8.9 million (A$10.4 million) and deferred consideration of $2.8 million (A$3.2 million).

•
Foxmark Media Group, an out-of-home advertising company in the United States, for cash consideration of $24.7 million (US $20.9 million) and deferred consideration of $2.2 million (US $1.9 million) paid in December 2007.

•	The New Republic, a subscription based magazine in the United States, for cash consideration of $5.9 million (US $5.0 million) for the 70% not previously acquired.

These acquisitions were accounted for using the purchase method.  As such, the results of operations reflect revenue and expenses of the acquired operations since the dates of acquisition.  Aggregate goodwill recognized in these transactions amounted to $33.4 million, of which nil is expected to be deductible for tax purposes.  Site licences recognized in these transactions amounted to $17.3 million and mastheads recognized in one of the transactions amounted to $2.2 million.  Goodwill of $23.9 million and $9.5 million was assigned to the Out-of-home and Publishing segments, respectively.

Divestitures

(d)
On June 14, 2007, the Company completed the sale of its New Zealand Television and Radio segments (note 9).  The Company recorded disposition of goodwill, broadcast licences, other assets, and long term debt and other liabilities related to the New Zealand Television and Radio segments of $136.5 million, $13.9 million, $88.1 million $136.7 million and $53.0 million, respectively.

4.           OTHER INVESTMENTS

Certain operations acquired as part of the purchase of CW Media’s specialty television operations had been placed into trust, until the CRTC approval of the change of control of the broadcast licences was obtained on December 20, 2007.

The following sets out condensed financial information for the regulated entities held in trust for the periods from December 1, 2007 to December 20, 2007 and September 1, 2007 to December 20, 2007.

Summary condensed statements of earnings
	December 1 to December 20	September 1 to December 20
Revenue	19,644	108,767
Operating expenses	10,095	63,803
Operating income before amortization	9,549	44,964
Amortization	(665)	(2,083)
Interest expense, net	(3,134)	(17,220)
Foreign exchange gains	890	12,852
Recovery of income taxes	13,783	5,618
Interest in earnings of equity accounted affiliates	34	163
Minority interest	(930)	(4,904)
Net earnings of regulated entities	19,527	39,390

Summary condensed statements of cash flows
	December 1 to December 20	September 1 to December 20
Cash flows -operating activities	4,154	28,890
Cash flows - investing activities	(994)	(1,521)
Cash flows - financing activities	-	-
Net change in cash	3,160	27,369
Cash – beginning of period	42,435	18,226
Cash –end of period	45,595	45,595

During the trust period from September 1, 2007 to December 20, 2007, the Company recorded interest income of $19.4 million and a foreign exchange loss of $15.6 million related to advances to the regulated assets held in trust.  Net earnings of the regulated entities include interest expense of $19.4 million and a foreign exchange gain of $15.6 million related to the inter-company debt.  In addition, the Company recovers corporate costs from the regulated entities held in trust and has recorded cost recoveries in the amount of $3.5 million.  The cost recoveries have reduced selling, general and administrative expenses of the Company and are included in operating expenses of the regulated entities.  Net earnings of the regulated entities also include agency fees of $8.8 million, which have been recorded as revenue by the Company.   Since December 21, 2007, these inter-company balances and transactions are eliminated on consolidation.

5.           RESTRUCTURING EXPENSES

The Company is centralizing certain functions including developing four state of the art broadcast centres to support the production needs of its local television stations and enable the programming to transition to high definition.  This initiative is expected to be conducted in three phases.  Over the period from September 2007 to February 2009, the Company expects to have a net reduction in its workforce of 200 jobs relating to these changes.  The Company has accrued the costs associated with the first phase of the initiative.  In addition, the Company initiated a change in the work flow for its publishing operations which will result in the centralization of certain functions.  The first phase of the Canadian television initiative and the entire publishing initiative are expected to be completed during the current fiscal year.  The total expected costs associated with these initiatives are $25 million.  The combined restructuring expenses accrued to date for these initiatives that consist of employee severance accruals, are $16 million of which $10 million relates to the publishing segment and $6 million relates to the Canadian television segment.  During the three and six months ended February 29, 2008, the Company made payments of $6 million of which $5 million relates to the publishing segment and $1 million relates to the Canadian television segment.

6.           INCOME TAXES

The Company's provision for income taxes reflects an effective income tax rate which differs from the combined Canadian statutory rate as follows:

	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
		(Revised note 9)		(Revised note 9)

Income taxes at combined Canadian statutory rate of 32.38% (2007 – 34.13%)	(16,850)	9,310	10,000	61,803
Non-taxable portion of capital (gains) losses	(155)	(1,122)	(1,977)	(2,004)
Increase (decrease) in valuation allowance on future tax assets	403	3,207	1,828	3,730
Effect of foreign income tax rates differing from Canadian income tax rates	(1,012)	(2,764)	(4,941)	(6,468)
Change in expected future tax rates	(1,530)	166	(1,275)	257
Non-deductible accretion expense	7,251	-	15,172	-
Non-deductible expenses	1,806	2,359	3,429	3,152
Partnership net earnings allocated to minority interests	(324)	(4,653)	(569)	(9,456)
Effect of uncertain tax positions	1,020	(150)	1,920	7,688
Effect of limited partnership earnings from equity accounted affiliates	449	-	1,332	-
Other	(1,230)	188	111	1,165
Provision for (recovery of) income taxes	(10,172)	6,541	25,030	59,867

The recognition and measurement of the current and future tax assets and liabilities involves dealing with uncertainties in the application of complex tax regulations in a number of jurisdictions and in the assessment of the recoverability of future tax assets.  Actual income taxes could vary from these estimates as a result of future events, including changes in income tax laws or the outcome of tax reviews by tax authorities and related appeals.  To the extent that the final tax outcome is different from the amounts that were initially recorded, such differences, which could be significant, will impact the income tax provision in the period in which the determination is made.

During the period ended February 29, 2008, the minority shareholders in TEN Group Pty Limited exchanged their shares into common shares of Ten Holdings.  Under Australian tax legislation, this created a new tax consolidation group that required Ten Holdings, for income tax purposes, to fair value its consolidated assets and liabilities.  This resulted in Ten Holdings recording a future tax asset of $168.6 million.  The Company will not recognize the benefit associated with this future tax asset in earnings until it is realized and accordingly, has recorded a deferred gain of $168.6 million.

7.	LONG TERM DEBT

	Due Date	Principal Outstanding ($millions)	As at February 29,	As at August 31,
			2008	2007
Canwest Media Inc.:
Senior secured revolving credit facility(1)	2011	-	-	-
Senior subordinated notes (net of debt issuance costs of $12 million)(2)	2012	US$761	761,247	829,800
Canwest Limited Partnership:
Senior secured credit facilities- revolver(3)	2012	$81	82,000	85,000
Senior secured credit facilities- credit C (net of debt issuance costs of $3 million)(3)	2012	$265	261,696	265,000
Senior secured credit facilities-credit D (net of debt issuance costs of $5 million)(3)	2014	US$463	450,233	491,170
Senior subordinated unsecured credit facility (net of debt issuance costs of $1 million)	2015	$75	74,112	75,000
Senior subordinated unsecured notes (net of debt issuance costs of $9 million)(4)	2015	US$400	384,280	422,480
CW Media Holdings:
Senior secured credit facility (net of debt issuance costs of $13 million)(5)	2015	US$445	425,336	471,518
Senior unsecured notes (net of debt issuance costs of $7 million)(6)	2008	US$299	306,707	315,429
Ten Network Holdings Limited:
Bank loan(7)	2009	A$265	243,270	211,043
Senior unsecured notes (8)	2013	US$125	123,667	132,050
Senior notes	2013	A$150	137,700	129,210
			3,250,248	3,427,700
Effect of foreign currency swaps			-	170,757
Long term debt			3,250,248	3,598,457
Less portion due within one year			(252,609)	(8,510)
Long term portion			2,997,639	3,589,947

The terms and conditions of the long term debt are the same as disclosed in the August 31, 2007 consolidated financial statements.

As described in note 2, the Company has included debt issuance costs to the initial fair value of the related long term debt.  Accordingly, as at September 1, 2007, long-term debt was decreased by $57.4 million.

(1)  As at February 29, 2008, nil (August 31, 2007 – nil) was drawn on the Senior Secured Revolving credit facility.

(2) Consists of $749 million (August 31, 2007 - $804 million) Senior Subordinated notes which bear interest at 8.0%.  The book value of this debt was increased by a premium of $23 million and increased for a basis adjustment to reflect changes in the fair value of the hedged risks of $1 million. The Company has entered into a US$761 million foreign currency and interest rate swap resulting in floating interest rates on these notes at interest rates based on bankers acceptance rates plus a margin and a fixed currency exchange rate of US$1:$1.1932 until September 2012.  This swap is designated as a fair value hedge and its fair value of $156 million is recorded on the balance sheet in Hedging derivative instruments.

(3) The Limited Partnership Senior Secured credit facility consists of a $250 million revolving credit facility of which $82 million was drawn as at February 29, 2008 (August 31, 2007 – $85 million), a $265 million term loan (August 31, 2007 – $265 million) and a $456 million term loan (August 31, 2007 – $491 million).  The Limited Partnership has entered into a foreign currency and interest rate swap to fix the interest and principal payment on a notional amount of US$463.9 million, at a fixed currency exchange of US$1:1.0725 until July 2014, resulting in an effective interest rate of 7.5%.  This swap was designated a cash flow hedge and its fair value of $82 million is recorded on the balance sheet in Hedging derivative instruments.

(4) The Limited Partnership has Senior Subordinated notes of $394 million (August 31, 2007 – $423 million).  The Limited Partnership has entered into a US$400 million swap resulting in a fixed currency exchange rate of US$1:$1.0725 until July 2015 and a fixed interest rate of 9.09%.  This swap was designated a cash flow hedge and its fair value of $31 million is recorded on the balance sheet in Hedging derivative instruments.

(5) The CW Media Senior Secured credit facility consists of a $50 million revolving credit facility and a $438 million (August 31, 2007 – $475 million) term loan.  CW Media has entered into a foreign currency interest rate swap that fixes currency exchange of US$1:$1.064 Canadian dollars until February 2015, resulting in an effective interest rate of 8.68%.. This swap was designated a cash flow hedge and its fair value of $79 million is recorded on the balance sheet in Hedging derivative instruments.

(6) CW Media has entered into $294 million (August 31, 2007 - $315 million) Senior Unsecured Interim Loans. During the three and six months ended February 29, 2008, the Senior Unsecured notes principal increased by $8.8 million (US$8.8 million) and $20.0 million (US$20.1 million) which represents accrued non cash interest.  The senior unsecured credit facility bears interest at LIBOR plus an applicable margin, subject to a cap.

(7) Ten Holdings bank debt bears interest at floating rates and is due December 2008.  Ten Holdings is currently in the process of negotiating an extension to the bank debt and expects these negotiations to be successful.  The debt has been classified as a current liability.

(8) The $124 million (August 31, 2007 - $132 million) Senior Unsecured notes mature in March 2013.  Ten Holdings has entered into a US$125 million foreign currency interest rate swap resulting in floating rates and a fixed currency exchange rate of US$1.6807 until March 2013.  This swap is designated as a fair value hedge and its fair value of $71 million is recorded on the balance sheet in Hedging derivative instruments.

Under the senior secured credit facility the Company is required to maintain a fair value of the interest rate swaps and foreign currency and interest rate swaps below a prescribed threshold of $500 million.  There are also prescribed thresholds for individual counterparties, which have two-way recouponing provisions.  The Company made net recouponing payments of $19 million during the six months ended February 29, 2008 (2007 – nil).  In addition, under the Limited Partnership senior credit facilities, the Limited Partnership is required to maintain a fair value of its foreign currency and interest rate swaps below a prescribed threshold of $250 million.

The Company is subject to covenants under certain of the credit facilities referred to above, including thresholds for leverage and interest coverage, and is also subject to certain restrictions under negative covenants.

8.           PUTTABLE INTEREST IN A SUBSIDIARY

The Goldman Sachs puttable interest in CW Investments is classified as a financial liability.  It was initially recorded based on the $480.7 million invested by Goldman Sachs on August 15, 2007.  The liability will accrete to the estimated amount to settle the liability through charges to net earnings which are recorded as Accretion of long term liabilities.  The accretion rate of 19.4% is based on the estimate of the amounts to settle the liability in 2011 and 2013 based on the put options.

9.           DISCONTINUED OPERATIONS

During the third quarter of fiscal 2007, the Company reached agreement to sell its 70% interest in CanWest MediaWorks (NZ) Limited as the Company concluded that it was no longer a core operating asset.  As a result, the results of these operations were classified as a discontinued operation in the consolidated statements of earnings; the net cash flows were classified as operating, investing and financing activities from discontinued operations in the consolidated statements of cash flows; and the assets and liabilities were classified on the consolidated balance sheets as assets and liabilities of discontinued operations.  Prior to classification as a discontinued operation, the results of CanWest MediaWorks (NZ) Limited were reported within the New Zealand television and radio segments.  The sale was completed in June 2007 for aggregate proceeds of $310 million, including a special dividend, and a gain on sale of $246 million was recorded in the fourth quarter.  The classification of CanWest MediaWorks (NZ) Limited as a discontinued operation has decreased earnings from continuing operations by $2 million and $9 million for the three and six months ended February 28, 2007.  Cash flows from operating activities of continuing operations have been decreased by $24 million and $7 million for the three and six months ended February 28, 2007.

The earnings from discontinued operations are summarized as follows:

	For the three months ended February 28,	For the six months ended February 28,
	2007	2007

Revenue	48,924	105,108

Earnings from discontinued operations before tax	4,171	17,158
Income tax expense	1,614	5,910
Minority interest	853	3,550

Earnings from discontinued operations before gain on sale	1,703	7,697
Gain on sale of discontinued operations, net of tax of nil	4	1,095
Earnings from discontinued operations	1,708	8,793

The carrying value of the assets and liabilities related to the discontinued operations was nil as of February 29, 2008 and August 31, 2007.

10.           ACCUMULATED OTHER COMPREHENSIVE LOSS

	Foreign currency translation adjustment	Available for sale assets	Derivative instruments designated as cash flow hedges	Total
Balance, beginning of period	(5,785)	-	-	(5,785)
Cumulative impact on implementing new accounting standards (net of tax of $9,732)	-	(2,361)	(21,026)	(23,387)
Other comprehensive income	(359)	(15,023)	(35,723)	(51,105)
Balance, end of period	(6,144)	(17,384)	(56,749)	(80,277)

The loss in the available for sale assets relates to decline in fair value of a certain investment.  The Company reviewed the trading value of the investments during the period and noted that it had traded above the historical book value during the period.  Therefore, the Company has concluded that the loss in value is not other than temporary.

11.           STOCK BASED COMPENSATION

The Company utilizes share compensation plans in order to provide employees of the Company and its subsidiaries the opportunity to participate in the growth and development of the Company. The shares referred to are the shares of the Company’s parent, Canwest. At any time the number of Canwest shares reserved for issuance to any individual under the share compensation plans, may not exceed 5% of the outstanding share capital of all classes and the total number of shares issued or issuable under the plans may not exceed 10% of outstanding share capital of all classes.

In November 2007, the Board of Directors (“Board”) of the Company approved a new Stock Option Plan (the “Option Plan”) and Restricted Share Unit Plan (the “RSU Plan”) for its eligible non-broadcast employees.  These plans replace the Amended and Restated Share Compensation Plan (the “Discontinued Share Compensation Plan”).  The stock options issued under the Discontinued Share Compensation Plan have not been modified and remain outstanding.

Stock Option Plan

The Stock Option Plan provides for grants of stock options to employees and consultants of the Company and its affiliates and the issuance of Canwest Subordinate Voting Shares and Non-Voting Shares (together being “Shares”) upon the exercise of options or vesting of restricted share units.

The Board has the authority to determine the manner in which the options granted pursuant to the Plan shall vest and other vesting terms applicable to the grant of options. Options may vest over a period of time (“Regular Options”) and/or may vest conditional upon the attainment of specified market thresholds (“Market Threshold Options”) as determined by the Board. In general, the options vest over four years and expire in seven years after the grant date. The Company utilizes the fair value approach to account for stock based compensation.

On November 6, 2007, the Company granted 528,900 Regular Options and 353,300 Market Threshold Options to employees.  All of these options vest over a four year period, expire on November 6, 2014 and were granted at an average exercise price of $7.50 per option, the market trading value of the shares on that day. The fair value of the options granted was estimated using a binomial option pricing model with the assumptions of no dividend yield, an expected volatility of 28%, risk free interest rates of 4.2% and an expected life of six years.  The total fair value of the Regular Options issued was $1.4 million, an average of $2.61 per option. The total fair value of the Market Threshold Options was $0.9 million, an average of $2.44 per option.

Restricted Share Units

Eligible participants receive grants of Restricted Share Units (“RSU”), under the Plan, which are settled by the issuance of an equivalent number of Shares at the end of the three year term if the attainment of specified performance goals as determined by the Board have been met.  Additional RSU’s would be granted if the Company declared dividends prior to the settlement date.  On November 6, 2007, the Company granted 305,200 restricted share units under the Plan.  The fair value at the time of issuance was $7.50 per RSU.

Discontinued Share Compensation Plan

On November 6, 2007, the Company made a final grant under the Discontinued Share Compensation Plan.  The options under the Discontinued Share Compensation Plan vest over 5 years and expire in ten years.  The fair value of the options granted during the six months ended February 29, 2008 was estimated using a binomial option pricing model with the assumptions of no dividend yield (2007– nil), an expected volatility of 28% (2007- 27%), risk free interest rates of 4.3% (2007- 4.0%) and an expected life of seven years (2006 – seven years).  The total fair value of 629,000 stock options granted by the Company in the six months ended February 29, 2008 with an average exercise price of $7.50 per option was $1.8 million, a weighted average fair value per option of $2.94.  During the six months ended February 28, 2007, 675,250 stock options with an average exercise price of $10.18 per option were granted with a total fair value of $2.6 million, and a weighted average fair value per option of $3.88.  The options granted vest over five years.   No additional options will be issued under the Discontinued Share Compensation Plan.

The Company has recorded compensation expense and a credit to contributed surplus for the six months ended February 29, 2008 of $1.5 million (2007 - $1.1 million) related to its stock based compensation plans.

12.           OTHER LONG TERM INCENTIVE PLANS

In November 2007, the Board of the Company approved new long term incentive plans for eligible Canadian television employees including a Share Appreciation Rights Plan (the “Broadcast SAR Plan”) and a Restricted Share Unit Plan (the “Broadcast RSU Plan”). These plans replace the Discontinued Share Compensation Plan for Canadian broadcast employees.

The Broadcast plans are based on notional shares. The notional share value is determined based on a notional value of the Canadian broadcast operations, which is determined with reference to segment operating profit and long term debt, divided by a notional number of shares outstanding.

Eligible participants receive grants of Broadcast SARs which entitle them to participate in the growth in the notional value of the broadcast operations.  The regular SARs vest at a rate of 25% per year.  Certain employees receive performance threshold SARs which also vest over four years if certain performance criteria are met. At each grant date the recipients can opt to have the SARs settled at each vesting date or at the end of the four year term.  The vested SARs will be settled through a cash payment which is calculated based on the increase in the notional share value at the end of the most recently completed quarter prior to the settlement date over the notional share value at the grant date.  The Company has issued 74,500 regular SARs and 17,600 performance threshold SARs.  At the time of issuance, the notional share value was $10.00.

In January 2008, the Company approved a special issuance of 538,097 SARs which will vest only if certain performance thresholds are met.  The special issuance vest 50% on March 11, 2011 and 50% on March 31, 2012.  The vested SARs will be settled through a cash payment which is calculated based on the increase in the notional share value at the end of the most recently completed quarter prior to the settlement date over the notional share value at the grant date.  At the time of issuance, the notional share value was $10.00.

Eligible participants receive grants of Broadcast RSUs which are settled at the end of a three year term provided that specified performance goals or other factors as determined by the Board have been met.  The vested RSUs are settled through a cash payment equal to the notional share value at the end of the most recently completed quarter prior to the settlement date times the number of RSUs held.  The Company has issued 45,100 Broadcast RSUs under the Broadcast Plan.  The fair value at the time of issuance was $10.00 per RSU.

The RSUs will be accounted for as a financial liability and will be accrued and adjusted to fair value over the vesting period.  The value of the outstanding SARs will be recorded as a financial liability with changes in the intrinsic value recorded in operating expenses.  The Company has recorded a nominal expense and a financial liability related to these plans.

13.           RELATED PARTY TRANSACTIONS

Due from parent and affiliated companies consist of the following:

	As at	As at
	February 29,	August 31,
	2008	2007

Due from parent, Canwest - non-interest bearing	55,692	55,947
Due from various affiliated companies:
Canwest Entertainment Inc. - non-interest bearing	60,888	60,888
Fireworks Entertainment Inc. - non-interest bearing	360,360	360,360
Provision for loan impairment	(421,248)	(421,248)

Due from parent and affiliated companies	55,692	55,947

These advances have no fixed repayment terms.

The Company has loans due from Fireworks Entertainment Inc. and its parent, Canwest Entertainment Inc., companies controlled by Canwest in the amount of $421.2 million.  Following a period of poor financial performance and increasing concern about the significant decline in the marketability of Fireworks products internationally, in fiscal 2004, Canwest commenced a process to sell its Fireworks Entertainment Division.  A comprehensive revaluation of the fair value of the assets and liabilities of Fireworks Entertainment was completed which resulted in the determination of a fair value that was significantly below the book value of the loans, and accordingly, the Company established a provision of $421.2 million against these loans.

The Company made operating lease payments of $1.6 million to Canwest and affiliated companies for the six months ended February 29, 2008 (2007 - $1.6), which are included in selling, general and administrative expenses.  In addition, during the six months ended February 29, 2008 the Company has included $0.3 million (2007 – nil) of building development expenses payable to this company in selling general and administrative expenses. The obligations under these operating leases of $1.2 million continue until August 2010.

All related party transactions have been recorded at the exchange amounts, which are representative of market rates.

14.           PENSION AND POST RETIREMENT BENEFITS

The Company has a number of funded and unfunded defined benefit plans, as well as defined contribution plans, that provide pension, other retirement and post retirement benefits to its employees.  Information regarding the components of net periodic benefit cost for our defined benefit plans is presented below:

	Pension benefits		Post retirement benefits		Pension benefits		Post retirement benefits
	For the three months ended				For the six months ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007	2008	2007	2008	2007

Current service cost	4,944	4,534	455	420	9,887	9,068	911	839
Accrued interest on benefits	7,660	7,024	727	680	15,321	14,049	1,453	1,359
Expected return on plan assets	(7,256)	(6,306)	-	-	(14,513)	(12,612)	-	-
Amortization of transitional obligation	109	109	76	75	217	217	152	151
Amortization of past service costs	354	301	34	34	709	603	68	68
Amortization of net actuarial loss (gain)	823	1,548	(28)	(44)	1,646	3,095	(56)	(88)
Changes in valuation allowance	(10)	(21)	-	-	(21)	(42)	-	-
Total pension benefit and post retirement benefit expense	6,624	7,189	1,264	1,165	13,246	14,378	2,528	2,329

15.           CONTINGENCIES

(a)
The Company has requested arbitration related to $78.2 million owed by Hollinger International Inc., Hollinger Inc. and certain related parties (collectively “Hollinger”) related to certain unresolved adjustments and claims related to its November 15, 2000 acquisition of certain newspaper assets from Hollinger.  Hollinger disputes this claim and claims that it and certain of its affiliates are owed $113.3 million by the Company.  During the quarter, the parties reached an agreement on one aspect of the claim which reduced the Company’s and Hollinger’s outstanding claims by $5.9 million and $3.0 million, respectively.  The arbitration is scheduled to occur in four hearings, the first of which was held in February 2007 and the remainder of which are scheduled to occur prior to August 31, 2008.  The final outcome and recoverability of these amounts is not currently determinable as the arbitration process has not been completed.

(b)
 In March 2001, a statement of claim was filed against the Company and certain of the Company’s subsidiaries by Canwest Broadcasting Ltd.’s (“CBL’s”) former minority shareholders requesting, among other things, that their interests in CBL be purchased without minority discount.  In addition, the claim alleges the Company wrongfully terminated certain agreements and acted in an oppressive and prejudicial manner towards the plaintiffs.  The action was stayed on the basis that the Ontario courts have no jurisdiction to try the claim.  In April 2004, a statement of claim was filed in Manitoba by the same minority shareholders, which was substantially the same as the previous claim, seeking damages of $425 million.  In June 2005, the Company filed a Statement of Defence and Counterclaim.  In its defense, the Company denies any liability to the plaintiffs and in its Counterclaim, the Company is seeking a declaration of the fair value of the former minority shareholders’ interest in CBL and repayment of the difference between the fair value and the redemption amount paid by the Company to the former shareholders.  The Company believes the allegations in the Statement of Claim are substantially without merit and not likely to have a material adverse effect on its business, financial condition or results of operation.  The outcome of this claim is not currently determinable and the Company intends to vigorously defend this lawsuit.

(c)
The Company is one of several defendants to a claim by a proposed class of freelance writers instituted in July 2003 in respect of works that they provided to newspapers and other print publications in Canada. The total amount claimed (by all plaintiffs against all defendants) is $500 million in compensatory damages and $250 million in exemplary and punitive damages.  The outcome of this claim is not currently determinable.

(d)
The Company is involved in various legal matters arising in the ordinary course of business.  The resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16.           SEGMENTED INFORMATION

The Company operates primarily within the publishing, television, radio and out-of-home advertising industries in Canada, Australia, Turkey, United States and United Kingdom.  Segmented information reflects the Company’s current reportable segment structure and accordingly includes the operations of CW Media from the date of acquisition and has been retroactively revised to reflect the sale in June 2007 of the New Zealand Television and Radio segments.

Each segment operates as a strategic business unit with separate management.  Segment performance is measured primarily upon the basis of segment operating profit.  The Company accounts for intersegment revenues as if the revenues were to third parties.

Segmented information and a reconciliation from segment operating profit to earnings before income taxes are presented below:

	Revenue(1)		Segment operating profit		Revenue(1)		Segment operating profit
	For the three months ended				For the six months ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007	2008	2007	2008	2007
		(revised note 9)		(revised note 9)		(revised note 9)		(revised note 9)
Publishing	306,465	302,564	59,367	52,356	668,371	646,431	161,532	140,110
Television
Canada	150,496	166,066	(7,182)	2,808	361,288	373,962	25,068	40,489
CW Media	83,770	-	27,395	-	180,897	-	64,527	-
	234,266	166,066	20,213	2,808	542,185	373,962	89,595	40,489
Australia	138,652	137,537	35,101	37,385	380,988	353,397	138,606	124,082
Total television	372,918	303,603	55,314	40,193	923,173	727,359	228,201	164,571

Radio
Turkey	3,346	3,179	1,093	708	6,910	6,564	2,677	1,898
United Kingdom	458	277	(1,837)	(1,099)	846	511	(3,127)	(1,922)
Total radio	3,804	3,456	(744)	(391)	7,756	7,075	(450)	(24)

Out-of-home	39,070	34,846	1,706	(2,542)	81,357	70,374	4,848	2,484
Intersegment revenues	(738)	(786)			(2,276)	(2,699)
Corporate and other	-	-	(9,239)	(9,632)	-	-	(18,751)	(18,657)
Restructuring expenses	-	-	(4,611)	-	-	-	(16,256)	-
	721,519	643,683	101,793	79,984	1,678,381	1,448,540	359,124	288,484
Elimination of equity accounted affiliates (2)	(19,644)	-	(9,549)	-	(108,767)	-	(44,964)
	701,875	643,683	92,244	79,984	1,569,614	1,448,540	314,160	288,484
Amortization of intangibles			2,217	1,485			4,648	2,523
Amortization of property and equipment			28,361	23,577			53,124	45,451
Other amortization			339	426			632	997
Operating income			61,327	54,496			255,756	239,513
Interest expense			(77,582)	(43,326)			(159,841)	(85,374)
Accretion of long term liabilities			(24,197)	-			(48,078)	-
Interest income			3,416	829			19,789	2,409
Amortization of deferred financing costs			-	(1,467)			-	(3,878)
Interest rate and foreign currency swap gains (losses)			(13,171)	12,221			(40,930)	21,000
Foreign exchange gains (losses)			(1,808)	3,819			4,273	6,696
Investment gains, losses and write-downs			(24)	707			(85)	717
Earnings (loss) before income taxes and other items			(52,039)	27,279			30,884	181,083

(1)
Represents revenue from third parties. In addition, the following segments recorded intercompany revenues: Canadian Television – $1.3 million (2007 – $1.0 million), Publishing – $1.0 million (2007 – 1.7 million).

(2)	Elimination of the Company’s equity interest in regulated entities of CW Media up to December 20, 2007.